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                                                                      EXHIBIT 16


January 6, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by TeamStaff Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A report dated December 13, 2002. We agree with the statements concerning our Firm in such Form 8-K as amended. However, we make no comment regarding the actions taken or planned by TeamStaff to address the material weaknesses in the internal control structure that we identified or the results of any such actions.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP